Exhibit 99.1

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Two Directors Added to Six Flags Board of Directors

GRAND PRAIRIE, Texas — February 24, 2020 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that B. Ben Baldanza and Selim Bassoul have been appointed to its board of directors, expanding membership to nine. These appointments represent the second and third new directors added this year.

“We are pleased to welcome Ben and Selim as new independent directors to the Six Flags board,” said Richard Roedel, Chairman of the Board. “They are exceptional business leaders with great records of accomplishment, and join Six Flags at an exciting time as we move forward with our strategic work. The addition of these directors complements our board of directors with a diversity of skills and experiences that will help our company reinvigorate growth and realize its full potential.”

About B. Ben Baldanza

Baldanza, 58, is currently CEO of Diemacher LLC, an advisory firm helping businesses restructure, grow revenue, and reduce costs. He is the former CEO, President and Director of Spirit Airlines, an ultra-low cost carrier. Under his leadership from 2005 to 2016, Spirit Airlines grew its revenue from $500 million to $2.1 billion, and transformed from an unprofitable business to the highest margin airline in the US, creating significant value for shareholders. Prior to joining Spirit Airlines, Baldanza held positions of increasing responsibility in finance, marketing, and revenue management. He currently serves as a director of JetBlue Airways Corporation, and previously served on the boards of Frontier Airlines, Inc. and Spirit Airlines, Inc.

Baldanza brings extensive commercial and operational experience with expertise in revenue management and productivity. He holds a B.A. from Syracuse University and an M.A. in Public Administration from Princeton University.

About Selim Bassoul

Bassoul, 63, is former President, CEO and Chairman of Middleby Corporation, a leading manufacturer of food service and processing equipment. Under his leadership from 2001 to 2019, Middleby grew revenue from $100 million to $2.7 billion and grew Adjusted Operating Income from $12 million to $535 million, creating significant value for shareholders. Bassoul previously served on the boards of Confluence Outdoor, Piper Aircraft, Inc., and Scientific Protein Laboratories.

As part of the Board, Bassoul will provide counsel in the areas of culinary, consumer information and insights, and mergers and acquisitions. He holds a B.A. in Business Administration from the University of Beirut, and an M.B.A. in Finance and Marketing from the Northwestern Kellogg School of Management.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.